Exhibit 5.01

SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, NY 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

November 5, 2015
ChromaDex Corporation
1005 Muirlands Blvd., Suite G
Irvine, CA, 92618

Re: ChromaDex Corporation

Ladies and Gentlemen:

We have acted as special counsel for ChromaDex Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated November 4, 2015 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a Registration Statement on Form S-3, File No. 333-203204 originally filed with the Commission on April 2, 2015, as amended on May 8, 2015 (the “Registration Statement”), and the prospectus included therein (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, which Registration Statement was declared effective by the Commission on June 5, 2015.

The Prospectus Supplement pertains to a registered direct offering (the “Offering”) by the Company of 200,000 units (the “Units”) for a purchase price of $10.00 per Unit, with each Unit consisting of eight shares of the Company’s Common Stock (the “Common Stock”), and a warrant (the “Warrants”) to purchase up to four shares of Common Stock (the “Warrant Shares”) pursuant to a securities purchase agreement entered into by and between the Company and each investor in the Offering (the “Registered Direct Agreement”).

We understand that the Units are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Securities Purchase Agreement filed as Exhibit 10.01 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.01.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Units, Common Stock and Warrants have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Registered Direct Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable and the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.01 to the Company’s Current Report on Form 8-K dated November 5, 2015 and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Sichenzia Ross Friedman Ference LLP Sichenzia Ross Friedman Ference LLP